Exhibit 99.1

The Carlyle Group Announces Fourth Quarter and Full Year 2015 Financial Results
Carlyle Announces a $200 Million Unit Repurchase Program
Washington, DC, February 10, 2016 – Global alternative asset manager The Carlyle Group L.P. (NASDAQ: CG) today reported its unaudited results for the fourth quarter and full year ended December 31, 2015.

Carlyle Co-CEO David M. Rubenstein said, “Carlyle had a strong 2015 amid challenging markets, delivering a full-year distribution of $2.07 to Carlyle common unitholders. Despite our history of strong results and significant future growth opportunities, the equity market currently ascribes little value to our diversified investment platform. We are announcing a $200 million repurchase program as we see great value in Carlyle units.”

Carlyle Co-CEO William E. Conway, Jr. said, “Recent market volatility has created a challenging but opportune investment environment for many of our fund teams. Our current pipeline is strong and we believe that good deals can be financed in the current market. As of early February, we already have signed contracts for approximately $4 billion of new investments and $4 billion of realized proceeds, which we expect to complete during the first half of the year.”

U.S. GAAP results for Q4 2015 and 2015 included income (loss) before provision for income taxes of $(151) million and $409 million, and net income (loss) attributable to the common unitholders through The Carlyle Group L.P. of $(3) million and $(17) million, or net income (loss) per common unit of $(0.04) and $(0.28), on a diluted basis. Total balance sheet assets were $32 billion as of December 31, 2015.

Announcement of a $200 Million Unit Repurchase Program
The Board of Directors of Carlyle's general partner, Carlyle Group Management L.L.C., has authorized the repurchase of up to $200 million of common units and/or Carlyle Holdings units. Under this unit repurchase program, units may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise.Carlyle expects that the majority of repurchases under this program will be done via open market transactions. No units will be repurchased from Carlyle’s executive officers under this program. The timing and actual number of common units and/or Carlyle Holdings units repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. This unit repurchase program may be suspended or discontinued at any time and does not have a specified expiration date.

Reserve for Litigation and Contingencies
Included in our Q4 2015 general, administrative and other expenses for both our U.S. GAAP financial results and Economic Net Income is a $50 million reserve for ongoing litigation and contingencies that is excluded from Fee Related Earnings and Distributable Earnings, as the timing of any payment remains uncertain, and therefore, is not reducing our Q4 2015 distribution per unit. This reserve has been allocated to our business segments in accordance with our allocation policies for overhead.
In addition to this release, Carlyle issued a full detailed presentation of its fourth quarter and full year 2015 results, which can be viewed on the investor relations section of our website at ir.carlyle.com.
Distribution
The Board of Directors of Carlyle's general partner has declared a quarterly distribution of $0.29 per common unit to holders of record at the close of business on February 23, 2016, payable on March 2, 2016. For full year 2015, the Board of Directors declared $2.07 in aggregate distributions to common unitholders.

Page | 1

Conference Call
Carlyle will host a conference call at 8:30 a.m. EST on Wednesday, February 10, 2016, to announce its fourth quarter and full year 2015 financial results.
The call may be accessed by dialing +1 (800) 850-2903 (U.S.) or +1 (253) 237-1169 (international) and referencing “The Carlyle Group Financial Results Call.” The conference call will be webcast simultaneously via a link on Carlyle’s investor relations website at ir.carlyle.com and an archived replay of the webcast also will be available on the website soon after the live call.
About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $183 billion of assets under management across 126 funds and 160 fund of funds vehicles as of December 31, 2015. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,700 people in 36 offices across six continents.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are subject to risks, uncertainties and assumptions, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.
This release does not constitute an offer for any Carlyle fund.
Contacts:

Public Market Investor Relations	Media
Daniel Harris	Elizabeth Gill
Phone: +1 (212) 813-4527	Phone: +1 (202) 729-5385
daniel.harris@carlyle.com	elizabeth.gill@carlyle.com

Web: www.carlyle.com
Videos: www.youtube.com/onecarlyle
Tweets: www.twitter.com/onecarlyle
Podcasts: www.carlyle.com/about-carlyle/market-commentary

Page | 2